Exhibit


                                    SUB-ITEM
77Q3(a)

     (i) Based on an evaluation of the Disclosure Controls as of a date within 90 days of the Filing Date, the Disclosure Controls are effectively designed to ensure that information required to be disclosed by the Fund in the Report is recorded, processed, summarized and reported by the Filing Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund Officers, as appropriate to allow timely decisions regarding required disclosure


     (ii) There were no significant changes in the Fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.


     (iii) Certification of principal executive officer (see attached). Certification of principal financial officer (see attached).

     (iv) By-Laws as amended July 12, 2002 filed herewith.

     (v)  Articles of Amendment dated July 12, 2002 filed herewith.